Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Autodesk, Inc. for the registration of 340,769 shares of its common stock and to the incorporation by reference therein of our reports dated March 22, 2018, with respect to the consolidated financial statements and schedule of Autodesk, Inc., and the effectiveness of internal control over financial reporting of Autodesk, Inc., included in its Annual Report (Form 10-K) for the year ended January 31, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Francisco, California

July 16, 2018